AMENDMENT TO

SUB-ADVISORY AGREEMENT

This amendment to Sub-Advisory Agreement, effective September 20th, 2017 (the “Amendment”), is entered into by and among Great-West Capital Management, LLC, a Colorado limited liability company and registered investment adviser under the Investment Advisers Act of 1940 (the “Adviser”), Irish Life Investment Managers Limited, a corporation organized under the laws of Ireland and registered investment adviser under the Investment Advisers Act of 1940 (the “Sub-adviser”), and Great-West Funds, Inc., a Maryland corporation and registered investment company under the Investment Company Act of 1940 (the “Fund”).

WHEREAS, the Adviser, Sub-adviser and Fund are parties to the Sub-Advisory Agreement, dated April 29, 2016, as amended (the “Agreement”); and

WHEREAS, the Adviser, Sub-adviser and Fund desire to amend the Agreement, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Schedule A is deleted in its entirety and replaced with Schedule A attached hereto and incorporated herein

2. Schedule B is deleted in its entirety and replaced with Schedule B attached hereto and incorporated herein.

2. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

3. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4. Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through duly authorized officers.

GREAT-WEST CAPITAL MANAGEMENT, LLC

Attest:	/s/ Cara B. Owen	By:	/s/ Kelly B. New

Name:	Cara B. Owen	Name:	Kelly B. New

Title:	Counsel & Assistant Secretary	Title:	Assistant Treasurer

GREAT-WEST FUNDS, INC.

Attest:	/s/ Cara B. Owen	By:	/s/ Mary C. Maiers

Name:	Cara B. Owen	Name:	Mary C. Maiers

Title:	Counsel & Assistant Secretary	Title:	Chief Financial Officer

IRISH LIFE INVESTMENT MANAGERS LIMITED

Attest:	/s/ Martina Walsh	By:	/s/ Sandra Rockett

Name:	Martina Walsh	Name:	Sandra Rockett

Title:	Head of International Clients	Title:	Director International Business

Schedule A – Fund

Great-West International Index Fund

Great-West Real Estate Index Fund

Great-West S&P 500® Index Fund

Great-West S&P Mid Cap 400® Index Fund

Great-West S&P Small Cap 600® Index Fund

Schedule B – Fees

Fund	Fee
Great-West International Index Fund	0.020% of the net assets
Great-West Real Estate Index Fund	0.020% of the net assets
Great-West S&P 500® Index Fund	0.0075% of the net assets
Great-West S&P Mid Cap 400® Index Fund	0.015% of the net assets
Great-West S&P Small Cap 600® Index Fund	0.013% of the net assets

The Sub-Adviser agrees that during the term of this Agreement, the investment advisory fee payable by the Adviser under the terms of this Agreement shall be on no less favorable terms than the investment advisory fee payable by any other client of the Sub-Adviser for whom the Sub-Adviser is providing investment management services on an equivalent scale to those provided under this Sub-Advisory Agreement.